Exhibit 23.3

The Board of Directors

Willscot Mobile Mini Holdings Corp.

We consent to the use of our report dated February 3, 2020, with respect to the consolidated balance sheets of Mobile Mini, Inc. as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2019, which report appears in the Form 10-K of Mobile Mini, Inc. dated February 3, 2020 incorporated herein by reference and to the reference to our firm under the heading “Experts” in the Form S-3 of Willscot Mobile Mini Holdings Corp. dated March 1, 2021.

Our report contains an explanatory paragraph related to Mobile Mini, Inc.’s change in method of accounting for leases as of January 1, 2019 due to the adoption of Accounting Standards Codification Topic 842, Leases.

/s/ KPMG LLP

Phoenix, Arizona

March 1, 2021